EXHIBIT 10.3

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13 December, 2012

The Directors

Oxford Immunotec Limited

94C Milton Park,

Abingdon,

Oxon,

OX14 4RY

Dear Sirs

Licence Agreement dated 27th July 2005 between Isis Innovation Limited and Oxford Immunotec Ltd, (“the Licence Agreement”).

The parties have agreed to vary the Licence Agreement from the effective date of this letter as follows:

A new clause 6.9 shall be inserted with the following wording:

6.9	Lophius Biosciences’ Position.

6.9.1	This clause replaces any right of sub-licence to Lophius and Lophius’s Affiliates (which term, for clarity, includes Authorised Subsidiaries) that the Licensee may have under this Agreement, including in particular the Licensee’s rights set out in clause 6.2 above. For the avoidance of doubt, this clause 6.9 does not affect the Licensee’s rights under clause 6.2 above in respect of third parties other than Lophius or Lophius’s Affiliates. The Licensee may grant a sub-licence under this Agreement to Lophius Bioscience GmbH whose offices are at Josef-Engert-Strasse 13, D-93053 Regensburg, Germany (“Lophius”) and its Authorised Subsidiaries (defined below) in accordance with the following provisions:

6.9.1.1	the sub-licence agreement shall be limited to the use and exploitation of the Core Patent Application only;

6.9.1.2	the sub-licence agreement shall be non-sublicensable, non-exclusive, and limited to the field of in vitro diagnostics for the measurement of cell mediated immune status of CMV and/or EBV infection in humans and shall include rights of termination against Lophius that are materially equivalent to the Licensor’s rights under this Agreement. The territorial extent of the sub-licence may be worldwide;

6.9.1.3	the Licensee shall not without the prior written consent of the Licensor extend (or permit the extension of) the sub-licence to Affiliates of Lophius other than Authorised Subsidiaries;

6.9.1.4	the sub-licence agreement shall prohibit any assignment of the rights and obligations under it by Lophius without the prior written consent of the Licensor except that Lophius may (i) assign its rights and obligations under

Isis Innovation Limited

Ewert House, Ewert Place, Summertown, Oxford, OX2 7SG

T +44 (0)1865 280830 F +44 (0)1865 280831 E innovative@isis.ox.ac.uk ww.isis-innovation.com

Company No 2199542 Registered Office: University Offices, Wellington Square, Oxford OX1 2JD VAT 490 7988 85

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

the sub-licence agreement (as a whole but not in part) to an Affiliate of Lophius for so long as it remains an Affiliate, or (ii) agree with a third party to assign to it Lophius’ rights and obligations under the sub-licence agreement (as a whole but not in part) to such third party in connection with a sale or transfer to such third party of all or substantially all of the assets of Lophius relating to that line of business to which the sub-licence agreement relates (a “Lophius Change of Control”), provided that prior to the assignment being completed and taking effect the assignee enters into a legal agreement with the Licensor in which it undertakes to comply with the terms and conditions of the sub-licence agreement); For clarity, the sub-licence shall not permit the assignment of the rights of any Authorised Subsidiary under the sub-licence agreement except as part of a Lophius Change of Control, subject to the conditions set forth in the preceding sentence;

6.9.1.5	the sub-licence agreement shall not be inconsistent or in conflict with this Agreement (including without limitation and for the avoidance of doubt, clause 2.2 above) and without affecting the generality of the foregoing, the Licensee shall include and enforce obligations in the sub-licence that oblige Lophius and each Authorised Subsidiary to assist with the enforcement of the Core Patent Applications, to mark the sub-licensed products with appropriate patent numbers, and to protect the interests of the Licensor as set forth in the Agreement (including but not limited to obligations to obtain adequate product liability insurance); and

6.9.1.6	the sub-licence agreement shall provide that Lophius assumes full responsibility for the actions and omissions of each Authorised Subsidiary, and that any action or omission of an Authorised Subsidiary that would constitute a breach of the sub-licence agreement if performed (or in the case of omissions, not performed) by Lophius will be deemed to be a breach by Lophius.

6.9.2	“Authorised Subsidiary” shall mean only those Majority-Owned Subsidiaries of Lophius (i) that have been approved in writing both by Licensor as set forth below and by Licensee, (ii) that have agreed in writing to be bound by the applicable terms and conditions of this Agreement, and (iii) whose compliance with the applicable terms and conditions of this Agreement has been guaranteed by a written guarantee by Lophius in favour of Licensor and Licensee. A “Majority Owned Subsidiary” of Lophius means a corporation or other entity with respect to which Lophius directly or indirectly owns or otherwise controls more than fifty percent (50%) of the voting shares, stock or other participating interest carrying the right to vote or to distribution of profits. Isis shall have the right to approve each Authorised Subsidiary, but shall only be entitled to refuse such approval on the basis of a reasonable belief that extension of the sub-licence to the proposed Authorised Subsidiary is likely to result in reputational harm to the University of Oxford.

6.9.3	The revenue generated under Licensee’s sub-licence to Lophius and the Authorised Subsidiaries shall not be subject to the payment obligations of the Licensee contained in clause 7.1 below. Instead the Licensee will pay to the Licensor[ ***]% of all revenue to which the Licensee is entitled under the sub-licence agreement with Lophius (including revenues arising from the extension of the sub-licence by Licensee to Authorised Subsidiaries), and including revenues received by reason of any further Lophius sub-licences (if applicable).

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.9.4	The Licensee represents and warrants to the Licensor that the contract provisions attached as “Annex 1” to this letter shall be included in the sub-licence agreement with Lophius without any material amendment and that the sub-licence agreement does not contain a third parties clause the effect of which would be to prevent the University of Oxford or Isis directly enforcing against Lophius, rights that either of them benefit from.

This letter shall become effective on the date of the last signature on the letter.

Unless the context requires otherwise, the definitions and rules of interpretation that apply to the Licence Agreement also apply to this letter.

This letter is supplemental to the Licence Agreement and save as expressly varied by this letter, the Licence Agreement shall continue in full force and effect in accordance with its terms.

This letter is governed by English Law and the parties irrevocably agree to the exclusive jurisdiction of the English Courts under it and in connection with its subject matter.

Kindly sign and return a copy of this letter to confirm your agreement with its contents.

Yours faithfully

/s/ Isis Innovation Limited

Signed for and on behalf of Isis Innovation Limited

Dated:	13 Dec 2012

I, PRINT NAME: Dr. Peter Wrighton-Smith acting on behalf of Oxford Immunotec Limited , hereby agree to the contents of this letter:

Signed:	/s/ Dr. Peter Wrighton-Smith	Dated:	14th Dec 2012

Job Title:	CEO

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Annex 1
Sub-licence agreement contract clauses

Isis Innovation Limited

Ewert House, Ewert Place, Summertown, Oxford, OX2 7SG

T +44 (0)1865 280830 F +44 (0)1865 280831 E innovative@isis.ox.ac.uk ww.isis-innovation.com

Company No 2199542 Registered Office: University Offices, Wellington Square, Oxford OX1 2JD VAT 490 7988 85

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

OXFORD IMMUNOTEC CONFIDENTIAL INFORMATION

Annex 1: Selected provisions of draft sub-licence agreement

between Oxford Immunotec Ltd., and Lophius Biosciences GmbH

9.1 Indemnification by Lophius. Lophius shall defend, indemnify and hold harmless (x) OI, OI’s Affiliates, Isis and the University of Oxford, and (y) each of OI’s, OI’s Affiliates’, Isis’ and the University of Oxford’s respective officers, directors, employees, agents or representatives (all of the foregoing stated in subclauses (x) and (y) being the “OI Indemnities”) from and against any and all Third Party claims, suits, actions, proceedings, losses, liabilities, damages, costs and expenses (“Claims”) arising from, related to, or attributable to:

(i) any claim by any Third Party against an OI Indemnitee arising directly or indirectly from Lophius’ and/or its Affiliates’ or permitted sublicensees’ or customers’ exploitation of the Licensed Patents to develop, make, manufacture, register, use, import, export, distribute, market, offer, sell, and/or otherwise commercialize any of the CMV/EBV Products under this Agreement regardless of whether such claim is based on contract, breach of warranty, any form of tort, strict liability, infringement of intellectual property rights, breach of law or regulatory requirements, or otherwise, except for any such Claim that arises from the breach of any of OI’s warranties hereunder, or the intentional acts or omissions or negligence of an OI Indemnitee;

(ii) any breach of any of Lophius’ warranties or obligations set forth in this Agreement; or

(iii) any grossly negligent, wilful or intentionally wrongful act, error or omission on the part of Lophius and/or its Affiliates, or any officer, director, employee, agent or representative of Lophius and/or its Affiliates in relation to activities under or in connection with this Agreement.

For purposes of this Clause 9.1, a claim made by a Lophius Affiliate will be deemed to be a claim made by a Third Party.

11.	Certain Provisions relating to Head Licence

11.1 Reputational Interests of University of Oxford and Isis. Lophius undertakes not to harm, and to procure that each Authorised Subsidiary does not harm, the reputation of the University of Oxford or of Isis, whether by association or otherwise, and Lophius agrees to be responsible for any reasonable costs incurred by the University of Oxford or of Isis in respect of any loss of goodwill or harm to reputation suffered as a result of the actions or omissions of Lophius or any Authorised Subsidiary as a sublicensee under this Agreement.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.2 Disclaimer. Lophius acknowledges that neither Isis nor the University of Oxford make any representation or warranty that the exploitation of the Licensed Patents will not result in infringement of third-party rights. Lophius undertakes not to make, and to prevent its Authorised Subsidiaries from making, any claim against any employee, student, agent or appointee of Isis or of the University of Oxford, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this Agreement or its subject-matter.

11.3 Exclusion and Limitation of Liability. Lophius acknowledges that Isis and the University of Oxford are not parties to this Agreement and that Lophius has no third party or other rights under the Isis Agreement. To the maximum extent permitted by applicable law, Isis and the University of Oxford shall have no liability of any nature, regardless of the basis for a potential remedy at law or in equity, to Lophius under this Agreement. Nothing in this Clause 11.3 shall limit Isis’ or the University of Oxford’s liability for death or personal injury due to negligence, fraud or fraudulent misrepresentation, or liability for any other matter that cannot be excluded or limited as a matter of law.

11.4 Mabtech’s Rights. Upon written notice from OI, Isis or Mabtech AB, Lophius shall take prompt and appropriate action to seek to abate any actual or alleged infringement in the Mabtech Field that arises from the actions of Lophius or any Authorised Subsidiary in connection with this Agreement. Lophius shall promptly notify OI of any such action taken.